Exhibit 10.37

LEAK OUT AGREEMENT

THIS LEAK OUT AGREEMENT (the “Agreement”) is entered into as of this 20th day of September 2024 (the “Effective Date”) by and between Bay Point Capital Partners LP, a Delaware limited partnership (hereinafter “Bay Point”), Catalytic Holdings I LLC, a Delaware limited liability company, (hereinafter “Catalytic”), and TFGS Holding VII LLC a Wyoming limited liability company (hereinafter “TFGS” and together with Bay Point and Catalytic the “Stockholders”), and ScanTech AI Systems Inc., a Delaware corporation (together with its successors, the “Company”).

WHEREAS, Mars Acquisition Corp., a Cayman Islands exempted company (together with its successors and certain of its subsidiaries, the “Purchaser”) and the Company are parties to that certain Business Combination Agreement dated 05 September 2023, as amended (collectively with any amendments, the “Business Combination Agreement”), pursuant to which the parties agreed, at the Closing thereunder, to effect a business combination transaction pursuant to which, among other things, the Company shall merge with certain other entities and its shares are expected to be listed on the NASDAQ Stock Market (“NASDAQ”) under ticker symbol STAI upon the Closing of the Company Merger.

All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Conversion Agreement (as defined below) and the Business Combination Agreement. In the event of any conflict in definitions, the definitions provided in the Business Combination Agreement shall prevail.

WHEREAS, simultaneously with the execution and delivery of the Business Combination Agreement, certain Significant Company Holders each entered into a Lock-Up Agreement with The Company and the Purchaser (each a “Lock-Up Agreement”), to which none of the Stockholders are party at least with respect to the shares of the common stock of the Company (the “Pubco Common Stock”) which are subject to the terms and conditions of this Agreement.

WHEREAS, pursuant to the terms and conditions of the Business Combination Agreement and the Conversion and Mutual Release Agreements executed by and between the Company and each Stockholder as at the Effective Date of this Agreement (each a “Conversion Agreement”), the Company shall issue to the Stockholders at the Closing a total of One Million Six Hundred Thousand (1,600,000) shares of Pubco Common Stock, allocated as to (a) Four Hundred Two Thousand Seven Hundred Forty-five (402,745) shares to Bay Point, (b) Three Hundred Ninety-one Thousand Seven Hundred Twelve (391,712) shares to Catalytic, and (c) Eight Hundred Fifty Thousand (850,000) shares to TFGS. Each Stockholder’s rounded ratable percentage of the total registered and unrestricted shares of Pubco Common Stock covered by this Agreement (the “Ratable Allocation” attributable to each) is set forth in Exhibit A hereto.

WHEREAS, as significant recipients and holders of registered, unrestricted shares of Pubco Common Stock constituting Merger Consideration under the Business Combination Agreement, the Stockholders have agreed to limit the disposition of their respective shares as set forth herein, with the express intent of protecting against inappropriate or otherwise adverse volatility in the market and price of Pubco Common Stock relative to underlying Company fundamentals as a result of any prospective resale or other action by any Stockholder.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Leak Outs.

(a)	Each Stockholder is permitted to engage in the resale of its shares of PubCo Common Stock as at the Closing of the Company Merger and subsequent transfer of shares to such Stockholder; provided, however, that such resales shall in each case be made subject to the following volume, price, and per-transaction restrictions and limitations:

(i)	Trading Volume Tier Daily Sell Order Limits. Subject to each Stockholder’s adherence to Institutional Trading Parameters as set forth below, if Trading Volume on the applicable Trading Day

1.	is less than or equal to 200,000 shares of PubCo Common Stock, then no Stockholder shall sell more than its Ratable Allocation of the number of shares constituting Fifteen percent (15.0%) of Trading Volume on any Trading Day;

2.	is greater than 200,000 but less than or equal to 500,000 shares of PubCo Common Stock, then no Stockholder shall sell more than its Ratable Allocation of the number of shares constituting Twenty percent (20.0%) of Trading Volume on any Trading Day;

3.	is greater than 500,000 shares of PubCo Common Stock, each Stockholder may sell an unlimited amount of shares (subject to strict adherence to the Institutional Trading Parameters, as defined below) on any Trading Day; provided, however, that at any time on such Trading Day the quoted share price opens at or falls to Eighty-Five percent (85.0%) or less of the Bid price quoted at the close of regular trading hours on the preceding Trading Day (the “Previous Day’s Close”) or, on the first day of trading, below the Bid price quoted at the open of regular trading hours (the “Opening Price”), all sales by such Stockholder in excess of the limits set forth in the preceding clause 1(a)(i)2 shall be temporarily halted until the price stabilizes and returns to above Eighty-Five percent (85.0%) of the Previous Day’s Close or the Opening Price (the “Floor Price Trading Restrictions”), respectively; and

4.	where Trading Volume shall mean, with respect to any designated Trading Day, the total number of shares of Pubco Common Stock that are traded on NASDAQ and any other national stock exchange on which said shares are listed during the published pre-market, regular trading hours, and after hours sessions of such exchange(s). Trading Volume includes all executed buy and sell transactions for Pubco Common Stock, as reported by NASDAQ, Bloomberg LP, or any other nationally-recognized institutional quotation service deriving data from NASDAQ and any other national stock exchange on which Pubco Common Stock is listed; and

5.	where Trading Day shall mean any calendar day on which NASDAQ and/or any other national stock exchange on which said shares are listed is open; and

6.	provided, however, that on any Trading Day each Stockholder may sell a minimum of the greater of (x) 5,000 shares or (y) Five percent (5.0%) of Trading Volume at the prevailing market price at the time of execution, subject to the Institutional Trading Parameters set forth below (the “Minimum Sale Allowance”).

(ii)	Responsible Sales Execution. Each Stockholder agrees only to sell shares through one or more primary, nationally-recognized institutional brokerage(s) and to instruct said brokerage(s) to at all times employ industry best practices and automated systems for maintaining reasonable per-transaction lot limits and other proactive constraints designed to minimize stock price impact and volatility in the execution of sell orders relating to such Stockholder’s daily volume-based Ratable Allocation of daily Trading Volume, including, without limitation, the use of execution algorithms including, but not limited to, VWAP, TWAP, and other liquidity-seeking programmatic algorithms and related automated trading systems (collectively the “Institutional Trading Parameters”). Summary instructions for each Stockholder’s broker(s) are set forth in Exhibit B hereto.

(iii)	Transfers. In the event of any sale, transfer, assignment, gift, pledge, or other hypothecation of any shares of Pubco Common Stock covered hereunder, other than the resale by any Stockholder of such shares in the public market pursuant to this Agreement (a “Transfer”), the value of such Transfer shall be deducted from the transferring Stockholder’s applicable Ratable Allocation of shares available for resale on the Trading Day on which such Transfer is completed. Any Transfer in excess of any Stockholder’s applicable Ratable Allocation on any Trading Day shall require the express written consent of the Company, which consent shall not be unreasonably withheld provided that the Company determines there should be no material adverse effect on the market or price for Pubco Common Stock as a result thereof.

(iv)	Compliance. All sales of Pubco Common Stock must comply with the terms set forth in this Agreement, including, without limitation, restrictions on volume, price, transaction size, and timing except as otherwise expressly provided for herein, and must in every case be conducted in a manner that can reasonably be expected not disrupt the market for Pubco Common Stock or have a material adverse effect on the share price thereof.

(v)	Removal of Restrictions. No Stockholder shall request or take any action to remove any electronic notations or other restrictions on the resale or transfer of Pubco Common Stock without first obtaining the prior written approval of the Company and its legal counsel. Such approval shall be contingent upon full compliance with the terms of this Agreement, the Conversion Agreement, applicable securities laws, and NASDAQ regulations. Any request for approval shall be submitted in writing to the Company, and the Company’s decision shall be provided within ten (10) business days of receipt of such request.

(b)	Prohibition on Short Sales and Hedging Transactions. Each Stockholder acknowledges and agrees that it will not, at any time, directly or indirectly engage in any short sale or similar speculative transaction involving Pubco Common Stock. This includes, without limitation: (i) entering into any contract or derivative instrument (such as options, futures, swaps, or forward agreements) designed to hedge or offset any decrease in the market price of Pubco Common Stock; (ii) pledging or depositing shares with any brokerage firm or other intermediary where such securities may be lent out, shorted, or used for hedging purposes by other parties; (iii) purchasing put options or selling covered calls on Pubco Common Stock, whether on-exchange or over-the-counter; and (iv) participating in any form of synthetic short position or similar arrangement that seeks to profit from a decline in the value of Pubco Common Stock. Further, no Stockholder shall enter into any agreement or transaction that would have the effect of changing its economic risk with respect to the Pubco Common Stock, including through hedging strategies or derivatives, unless expressly authorized in writing by Pubco. Any breach of this provision shall be subject to immediate enforcement action, including but not limited to suspension of transfer rights and the imposition of financial penalties or disgorgement of profits gained through prohibited activities.

(c)	Each Stockholder agrees, and shall undertake commercially reasonable efforts to ensure compliance by its designated broker(s), not to undertake any action that would, within the reasonable estimation of any FINRA professional, be expected to have a material adverse effect on the market or share price of Pubco Common Stock within the volatility parameters of securities issued by issuers similar to the Company and within the context of historical performance for Pubco Common Stock as it develops. Each Stockholder further agrees to use commercially reasonable efforts to structure (or to cause its designated broker(s) to structure) sales in a manner that supports market stability and minimizes adverse price movements.

(d)	Any shares of Pubco Common Stock owned by any Stockholder or any affiliate of any Stockholder as at the Closing of the Company Merger which are not subject to this Agreement shall be made subject to the terms and conditions of the Lock-Up Agreement. For the avoidance of doubt, there shall be no restriction on shares of Pubco Common Stock acquired after the Closing.

2.   Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. In the event of any Transfer, as a condition precedent to such Transfer, the Stockholder initiating such Transfer and the recipient of such shares shall have acknowledged and agreed to the terms of this Leak Out Agreement prior to the completion thereof. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.   Compliance with Securities Laws. Notwithstanding any provision of this Agreement to the contrary, each party shall at all times fully comply with all applicable SEC rules and regulations in connection with the subject matter of this Agreement and the transactions contemplated herein. Each Stockholder agrees to cooperate fully with any inquiries, investigations, or requests for information from the SEC or other regulatory authorities regarding this Agreement, the subject matter of any Conversion Agreement, or any related matters.

4.   Compliance with Leak Out Provisions and Other Limitations on Sale.

(a)	Each Stockholder shall remain subject to the terms and conditions of each respective Conversion Agreement, including, without limitation, the Compliance covenants, conditions, and mechanisms set forth in Section 1.6 thereof.

(b)	Each Stockholder agrees to engage one or more institutional brokers which currently participate in the Depository Trust & Clearing Corporation (“DTC”) Fast Automated Securities Transfer Program (the “DTC Fast Program”) and to require compliance by its designated broker(s) that any and all shares of Pubco Common Stock contemplated herein shall be recorded, held, and transferred in electronic book entry form via the DTC’s Direct Registration System (“DRS”) utilising the DTC Fast Program to facilitate such transfers, whether in the name of the Stockholder or in such broker’s street name, and each Stockholder shall provide its broker(s) with a copy of this Agreement.

(c)	A copy of this Agreement and the Conversion Agreement shall be filed with the corporate secretary of the Company for safekeeping with the records of the Company, as well as with the United States Securities and Exchange Commission (“SEC”). In addition, a copy of this Agreement may, at Company’s election, be filed with its designated transfer agent(s). To the extent such features are or become available on the DRS and comply with the rules and regulations of each exchange on which Pubco Common Stock is listed, the Company may instruct its transfer agent to attach one or more annotations and/or legends to the electronic book entry for each share of Pubco Common Stock which is subject to this Agreement, providing for the limitations on resale and transfer set forth herein and in the Conversion Agreement.

5.   Specific Performance. Each Stockholder acknowledges and agrees that the Company and its Affiliates would be irreparably harmed by a breach of this Agreement by any Stockholder, and that monetary damages would be inadequate to compensate for such breach. Accordingly, in the event of any breach or threatened breach of this Agreement by a Stockholder, the Company shall be entitled to specific performance of this Agreement, including immediate injunctive relief and the enforcement of the sale restrictions and other obligations set forth herein, without the necessity of proving actual damages or posting a bond or other security. In addition to the specific performance and injunctive relief provided herein, the Company shall have access to all remedies available under the Conversion Agreement, including, without limitation, the remedies set forth in Section 4 of the Conversion Agreement. These remedies shall be cumulative and not exclusive, and may be pursued at the sole discretion of the Company in any order or combination. In the event of any conflict between the enforcement provisions of this Agreement and those of the Conversion Agreement, the provisions that are more protective of the Company’s interests shall apply, as determined by the Company in its sole discretion.

6.   No Other Rights. The Stockholders understand and agrees that the Company is under no obligation to register the sale, transfer, or other disposition of the Pubco Common Stock under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except as expressly provided for under other agreements made by and between any of the parties hereto.

7.   Recapitalizations and Exchanges Affecting Merger Consideration Allocated to Stockholders. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Merger Consideration and shares of Pubco Common Stock, to any and all shares of Pubco Common Stock or equity securities of the Company which may be issued to any of the Stockholders by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, earn-out, or otherwise, with the exception of any shares of Pubco Common Stock which are subject to a Lock-Up Agreement or Rule 144 holding periods. Certain holders of Pubco Common Stock, including parties to the Lock-Up Agreement, are not and will not become subject to the terms and conditions of this Agreement.

8.   Consequences of Delisting.

(a)	Immediate Effect of Delisting. In the event that Pubco Common Stock is delisted from NASDAQ or any other national securities exchange and is no longer publicly traded, shares of Pubco Common Stock held by Stockholders under this Agreement may become restricted securities under the Securities Act of 1933 and may become subject to certain compliance and transfer limitations, including, without limitation, compliance with Rule 144 promulgated under the Securities Act.

(b)	Notification of Delisting. Upon the delisting of Pubco Common Stock, the Company shall promptly notify all Stockholders in writing. This notice shall include information regarding the delisting event and any applicable restrictions on the transfer of Pubco Common Stock.

(c)	Obligations of Stockholders. Upon receipt of notice from the Company regarding the delisting, each Stockholder agrees to: (i) Refrain from selling, transferring, or otherwise disposing of any shares of Pubco Common Stock except in compliance with the restrictions set forth in this Section 8; and (ii) take all necessary steps to ensure that any proposed sale or transfer of shares complies with the conditions of Rule 144 or another applicable exemption, including the provision of any documentation or legal opinions required by the Company or its transfer agent to effectuate such transfer.

(d)	Company’s Assistance. The Company agrees to reasonably cooperate with Stockholders who wish to transfer their restricted shares in compliance with Rule 144 or any other applicable exemption. Such cooperation may include, but is not limited to, the provision of information or documentation necessary to establish compliance with the exemption and the processing of transfer requests by the Company’s transfer agent.

9.   Representations and Warranties. Each party hereby represents and warrants to the other that: (a) each party is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder; (b) the transactions contemplated under this Agreement and the sufficiency of any restrictions thereupon have been duly authorized by all necessary corporate, partnership, or other action on the part of each party; (c) this Agreement has been duly executed and delivered by each party and constitutes the valid and binding obligation thereof, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (iv) insofar as said obligations shall be subject only to closing of the Company Merger as set forth herein and in the Business Combination Agreement.

10. Termination. This Agreement and the obligations of each Stockholder hereunder shall automatically terminate on the earlier of (a) One Hundred Sixty (160) days after the date of the Closing or (b) the date on which the Lock Up Period (as defined in the Lock Up Agreement) is deemed to have been terminated pursuant to Section 1(a) thereof if prior to the date which is One Hundred Sixty (160) days after the date of the Closing.

11. Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, with a copy by electronic mail, and shall be addressed to the Company (or, following the Closing, to the Company) at its principal offices and to the Stockholders at the respective addresses last appearing on the books and records of the Company.

12. Governing Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

14. Counterparts. This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity, or arbitration proceeding.

16. Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the Company and the Stockholders. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

17. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

18. Construction; Terms. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party. All terms not otherwise defined herein shall have the same meaning as in the Business Combination Agreement.

19. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

20. Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Company, the Purchaser, or any holder of Restricted Securities (each as defined therein) has any rights or obligations thereunder.

21. Binding Effect; Assignment. This Agreement shall be binding upon each party hereto upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing of the Company Merger as set forth in the Business Combination Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of any Stockholder; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with an authorized transfer of any shares of Pubco Common Stock in accordance with the terms of this Agreement, any transferee to whom such Pubco Common Stock is transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

22. Public Communications. All public communications regarding this Agreement and the transactions contemplated herein, including, without limitation, press releases, investor presentations, and SEC filings, shall be coordinated and approved by The Company’s board of directors and its legal counsel. No party shall make any public statement or disclosure relating to this Agreement without the prior written consent of the Company, except as required by law.

[ THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW. ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company
ScanTech AI Systems Inc.

/s/ Karl Brenza
Karl Brenza
Chairman

( Signature Page to Leak Out Agreement )

Acknowledged and agreed as at the Effective Date.

Stockholder
Bay Point Capital Partners LP

/s/ Charles Andros
Charles Andros
President and CIO

( Signature Page to Leak Out Agreement )

Acknowledged and agreed as at the Effective Date.

Stockholder
Catalytic Holdings I LLC

/s/ Dmitriy Shapiro
Dmitriy Shapiro
Principal

( Signature Page to Leak Out Agreement )

Acknowledged and agreed as at the Effective Date.

Stockholder
TFGS Holding VII LLC

/s/ Zachary Taylor
Zachary Taylor
Managing Partner

( Signature Page to Leak Out Agreement )

EXHIBIT A

STOCKHOLDER RATABLE ALLOCATIONS

The Ratable Allocations of shares of Pubco Common Stock covered by this Leak Out Agreement to be employed by each Stockholder in the calculation of its daily sale allowance as set forth in Section I above, which have been rounded to the nearest whole number percentage for ease of application, are as follows:

Schedule of Ratable Allocations

Stockholder	Number of Shares	Ratable Percentage	Ratable Allocation (Rounded)
Bay Point Capital Partners LP	402,745	24.49%	25.00%
Catalytic Holdings I LLC	391,712	23.82%	25.00%
TFGS Holding VII LLC	850,000	51.69%	50.00%
TOTAL:	1,644,457	100.00%	100.00%

Based upon the foregoing Ratable Allocations, each Stockholder’s daily cap on sales of Pubco Common Stock (subject to the provisions of Section 1 are as follows:

Ratable Allocations Applicable to Each Stockholder

Based on Trading Volume (TV) on Each Designated Trading Day

Stockholder	Percentage of TV up to 200,000 shares		Percentage of TV 200,000 to 500,000	Percentage of TV in excess of 500,000
Bay Point Capital Partners LP	3.75	%*	5.00%	Unrestricted	**
Catalytic Holdings I LLC	3.75	%*	5.00%	Unrestricted	**
TFGS Holding VII LLC	7.50%		10.00%	Unrestricted	**
TOTAL:	100.00%		100.00%	100.00%

*Subject to adjustment to the 5.0% Minimum Sale Allowance

**Subject to halts on sales in accordance with Floor Price Trading Restrictions

EXHIBIT B

LEAK OUT SALES LIMITATIONS

BROKER REFERENCE

[ TO BE INSERTED FOR EACH STOCKHOLDER ]